Exhibit 99.1

Risk Strategies Acquires First Insurance Group

Purchase from Premier Financial Corp. adds to expertise, presence in Ohio.

BOSTON and DEFIANCE, OH June 30, 2023 -- Risk Strategies, a leading national specialty insurance brokerage and risk management firm, and Premier Financial Corporation, today announced that Risk Strategies has acquired Ohio-based First Insurance Group from Premier Financial Corp., (Nasdaq: PFC), a community banking and financial services holding company based in Defiance, Ohio.

Founded in 1946, First Insurance Group today is one of the largest multiline agencies in the state of Ohio. With deep technical skills, broad industry experience and product lines and value-added services the agency offers custom insurance placement services for commercial and personal property and casualty, health, life, and employee benefits, as well as fee-based consulting services for employee benefits programs and a variety of related services.

“We’re excited to bring the First Insurance Group team into the Risk Strategies family,” said Steve Giannone, Risk Strategies Central Region Leader. “We see a great cultural and business fit between our organizations, including a similar commitment to strong community support and caring, that will fuel continued success across Ohio.”

First Insurance Group professionals bring unique expertise in their focus markets, mirroring the specialty approach Risk Strategies has taken since its inception more than 25 years ago. First Insurance’s collaborative and mentoring sales and service culture, which has resulted in being highly successful in cross-selling accounts across its departments, is also a match with Risk Strategies.

“The First Insurance Group and Risk Strategies teams share a common view on the importance of delivering superior products and services to our clients driven by local leadership and professionals in the markets served,” said Gary Small, President and CEO, Premier Financial Corp. “Risk Strategies’ extensive resources and capabilities combined with local market expertise creates a winning combination of experience, insight and customized solutions for insurance clients.”

Like Risk Strategies, the First Insurance team-based client service structure goes beyond simply tailoring coverage for specific client circumstance, by helping them navigate claims and better understand and manage their risks and liabilities. Services First Insurance offers to its clients include: HR consulting, in-house compliance expertise, safety, wellness and loss control, a 24/7 online portal and mobile app, and educational webinar and seminar series. The agency will continue to operate as First Insurance Group, a division of Risk Strategies.

To learn more about Risk Strategies, please visit www.riskstrategies.com.

About Risk Strategies

Risk Strategies is the 9th largest privately held US brokerage firm offering comprehensive risk management advice, insurance and reinsurance placement for property & casualty, employee benefits, private client services, as well as consulting services and financial & wealth solutions. With more than 30 specialty practices, Risk Strategies serves commercial companies, nonprofits, public entities, and individuals, and has access to all major insurance markets. Risk Strategies has over 100 offices including Boston, New York City, Chicago, Toronto, Montreal, Grand Cayman, Miami, Atlanta, Dallas, Nashville, Washington DC, Los Angeles and San Francisco. RiskStrategies.com.

About Premier Financial Corp.
Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for
Premier Bank. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 9 loan offices in Ohio, Michigan, Indiana and Pennsylvania and also serves clients through a team of wealth professionals dedicated to each community banking branch. For more information, visit the website at PremierFinCorp.com.

Media Contact

Kelly Youngs

Account Coordinator

Rsc@matternow.com

817-781-2359